September 2007	Pricing Sheet dated September 21, 2007 relating to
Preliminary Pricing Supplement No. 366 dated August 24, 2007 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433
Structured Investments
Opportunities in Equities
PLUS based on the iShares® Nasdaq Biotechnology Index Fund due December 20, 2008
Performance Leveraged Upside SecuritiesSM
PRICING TERMS – SEPTEMBER 21, 2007
Issuer:		Morgan Stanley
Aggregate principal amount:		$3,800,000
Stated principal amount:		$10
Issue price:		$10 per PLUS (see “Commissions and issue price” below)
Pricing date:		September 21, 2007
Original issue date:		September 28, 2007 (5 business days after the pricing date)
Maturity date:		December 20, 2008
Underlying shares:		Shares of the iShares® Nasdaq Biotechnology Index Fund
Payment at maturity:
If the final share price is greater than the initial share price:
$10 + ($10 x leverage factor x share percent increase)
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final share price is less than or equal to the initial share price:
$10 x share performance factor
This amount will be less than or equal to the stated principal amount of $10.

Share percent increase:		(final share price – initial share price) / initial share price
Initial share price:		$82.76, the closing price of one share of the iShares® Nasdaq Biotechnology Index Fund on the pricing date
Final share price:		The closing price of one share of the iShares® Nasdaq Biotechnology Index Fund on the valuation date
Valuation date:		December 18, 2008, subject to postponement for certain market disruption events.
Leverage factor:		200%
Maximum payment at maturity:		$11.85 (118.5% of the stated principal amount)
Share performance factor:		(final share price / initial share price)
CUSIP:		617475744
Listing:		The PLUS will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per note	$10	$0.15	$9.85
	Total	$3,800,000	$57,000	$3,743,000
(1) The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor.  The lowest price payable by an investor is $9.95 per PLUS.  Please see the cover page of the accompanying preliminary pricing supplement for further details.
(2) For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

iShares® is a registered trademark of Barclays Global Investors, N.A. (“BGI”).  The PLUS are not sponsored, endorsed, sold, or promoted by BGI.  BGI makes no representations or warranties to the owners of the PLUS or any member of the public regarding the advisability of investing in the PLUS.  BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the PLUS.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THE OFFERING, AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 366 dated August 24, 2007
Amendment No. 1 to Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

H
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.